Don Volk - Kenexa - CFO

Thank you, Roya.  With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's second quarter 2011 results followed by our current guidance for the third quarter and full year 2011.  We'll then open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

Also, I would like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

We may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers and a reconciliation schedule showing the GAAP versus non-GAAP is currently available on our Company website, www.kenexa.com, with the press release issued after the close of market today.

I'll now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan

Thanks, Don.  And thanks to all of you for joining us on the call.  We are pleased with the company’s performance in the second quarter, which was highlighted by revenue and profitability that exceeded our guidance.  Our global organization is executing at a high level, and we believe there is growing awareness and appreciation for Kenexa’s unique value proposition.  An increasing number of HR organizations are looking for a comprehensive solution and vendor that can truly serve as a strategic partner, and Kenexa’s unique combination of software, proprietary content and services is driving our market share gains and competitive wins with many of the largest organizations in the world.

We are increasing our 2011 revenue outlook based on our strong second quarter performance combined with our client momentum, however, we are keeping an increasingly careful eye on the economic environment as macro data points remain highly volatile on a global basis.

Taking a look at our results for the quarter.  Total non-GAAP revenue was $71.3 million, which was above our guidance and represented a year-over-year increase of 59%.  From a profitability perspective, non-GAAP operating income was $6.4 million and non-GAAP diluted EPS was $0.18, both of which were above our guidance.  It is also worth noting that our non-GAAP EPS included a one cent negative impact from higher shares outstanding as we completed a secondary offering during the quarter that was not anticipated at the time we provided 2Q guidance.

From a macro perspective, we mentioned coming into the year that we expected the economic recovery to be choppy and that is proving to be the case.  On the one hand, the unemployment rate in the United States has been lower in every month of 2011 versus the comparable month of 2010.  On the other hand, the unemployment rate increased in April, May and June, finishing the half way point of the year above the first month of the year.

History would suggest to us that if the increasing trend in unemployment continues it will likely have a negative impact on the confidence and willingness of HR and IT organizations to move ahead with new technology purchases.  We saw this when the unemployment rate went from 5% in mid-2008 to 10% by the fall of 2009.

At this point, we have not seen a material change in the demand environment as compared to what we have experienced in recent quarters.  There is the same level of scrutiny on purchases that has been present for some time, but there is not a paralysis that was in the market during 2008 and 2009.  We see HR organizations that have lower headcounts now compared to before the recession, combined with increased pressures to be more efficient and have a more strategic impact with respect to helping their overall organization achieve its business objectives.

As a result, during the second quarter we continued to see HR organizations expanding deployments and moving ahead with purchases of new solutions.  With lower headcount and increased expectations, we also see HR organizations at the largest global corporations increasingly looking for a strategic partner.  They do not want someone to simply provide access to an applicant tracking system via a browser, they are looking for a comprehensive suite of solutions, proprietary content, behavioral sciences, leadership development and range of services-based solutions to help them transform their talent management processes.

Evidence that Kenexa’s unique business model matches up very well with the direction HR organizations are moving, is the strong growth of our business.  Even excluding the contribution from Salary.com, our revenue has grown over 30% in the first half of 2011 as compared to the first half of 2010.  We will continue to be measured in our enthusiasm as long as the unemployment rate remains at heightened levels and key economic indicators remain volatile, but our company’s performance over the last 18 months is encouraging for the long-term future of Kenexa.

During the second quarter, we continued to win competitive engagements with large enterprises across our applicant tracking and performance management solutions.  Such wins included Dollar General, British Petroleum, Barclays, Burlington Coat Factory, Ericsson and GE, who added our new onboarding solution to their existing ATS, among many other wins in the quarter.

We have continued to see high interest levels for our RPO offering.  This relates back to the fact that many HR organizations have been reduced in size, and they are looking to implement best practices.  From a company specific perspective,  Kenexa’s execution and competitiveness have also improved considerably over the last year as we have improved the integration of technology solutions within our product suite and into our service offering.

Our RPO revenue was approximately $16 million for the second quarter, which is up around 45% compared to the $11 million level in the year ago period.  One of the contributors to the sequential growth in our RPO revenue was the ramping of our deployment with Ford Motor Company, which was an integrated technology solutions and RPO win that we discussed on last quarter’s call.   Our pipeline of RPO opportunities is at record levels, due in part to the fact that skilled labor remains in relative shortage.  That said, we will remain highly focused on monitoring our RPO customer base and pipeline in light of the choppy economic recovery.

In total, we added over 50 preferred partners worldwide during the second quarter, compared to over 30 preferred partners added during the year ago period.  Our growing base of preferred partners not only reinforce the strength of our solutions, they also provide a significant cross-sell opportunity from a long-term perspective.

We have a proven track record of growing our customer relationships over time, and our P-cubed metric, which measures the average annual revenue from our top 80 customers, was over $1.5 million at the end of the second quarter, which is an increase compared to over $1.1 million at the end of the year ago quarter and a new Kenexa record.

We are continuing to invest in our suite of solutions to expand and deepen our value proposition, in addition to providing us with the capabilities to continue to grow our customer relationships.  In many situations, Kenexa wins competitive engagements on the strength of our technology alone, let alone the fact that we believe we have a strong domain expertise, proprietary content and services leadership position.

A recent research report from Aberdeen shows that organizations that used assessments in both the pre-and post-hiring process achieved, on average, 19% more of their organizational goals as compared to companies not using assessments.  Kenexa is the only company currently offering fully integrated assessment solutions that support the entire employee lifecycle, which helps organizations identify, hire and retain right fit employees by predicting human performance and potential.  We offer more than 1,000 assessment tests that enable companies to select and retain top performers based on key areas that predict individual performance and potential – experience, skills, abilities, personality, motivation, judgment and culture fit.  In the last 2 years alone, Kenexa has administered over 30 million assessments in 14 languages and in 44 countries to some of the world’s largest, most respected organizations.

Another new and important suite of solutions that we are bringing to market is that for compensation management.  Bersin & Associates recently published a compensation planning and analysis research bulletin that highlighted Kenexa client case examples to demonstrate the benefits of compensation tools, and focuses on the importance of automating compensation solutions to make compensation planning more effective.

According to the Bersin report, more than 90% of performance and talent management software applications are not integrated with any form of compensation management solution.  Without technology-based solutions in place to automate and manage the compensation analysis process, companies spend inordinate amounts of time collecting data from multiple systems and managing it in spreadsheets.  As a result, they have little time to spend drawing actionable conclusions from the data.  Many companies spend up to 70% of annual operating costs on salaries and wages, and can’t afford to use outdated manual processes when it comes to compensation management.

Salary.com was the market leader with respect to SaaS-based compensation management, and we are excited to be approaching our 1-year anniversary since the acquisition.  We remain pleased with the integration process, customer response and cross-training; all of which continue to be on schedule.

Kenexa is investing a significant amount of resources in R&D, and we have increased R&D investments in the last couple of years.  We will continue to aggressively protect our proprietary IP, including the pursuit of patent enforcement.  After well over a year of legal dispute, we were pleased to recently have reached settlement with Taleo, which resulted in a cash payment of $3 million to Kenexa.  There were also non-financial arrangements made as part of the settlement, but the details of which are confidential as part of our settlement.

In summary, the second quarter was a strong performance for Kenexa, and we are optimistic about the company’s long-term future as we believe our company is uniquely positioned to capitalize on the growing trend of HR organizations looking to partner with a total solutions provider.  We are again increasing our 2011 revenue guidance on the heels of our strong second quarter results combined with our client momentum, though we will continue to watch market conditions closely given the volatile global economic data.

With that, let me turn it over to Don to review our financials in more detail.  Don?

Don Volk - Kenexa - CFO

Thanks, Rudy.  Let me begin by reviewing our results for the second quarter starting with the P&L. On a GAAP-basis, including the deferred revenue write down of purchase accounting related to the Salary.com acquisition, our total revenue for the second quarter was $69.0 million.  Total non-GAAP revenue was $71.3 million, above our guidance of $66 to $68 million and up 59% compared to last year’s second quarter.

Non-GAAP Subscription revenue was $52.2 million, an increase of 45% compared to last year and 6% on a sequential basis; and it represented 73% of our second quarter total revenue. Our services and other revenue was the primary driver to the upside in of our revenue during the quarter, coming in at $19.1 million, up 119% compared to last year, 39% sequentially and representing the remaining 27% of our second quarter total non-GAAP revenue.  From a long-term perspective, we continue to expect our subscription revenue mix to be in the upper 70% to 80% range.

From a geographic perspective, our non-GAAP revenue mix of domestic versus international revenue was 74/26%.

During the second quarter, our year-to-date renewal rates for our suite of solutions continued to approach the 90% range.

Turning to profitability, we'll be providing non-GAAP measures for each second quarter 2011 expense category, which excludes the aforementioned $2.3 million in deferred revenue write-down related to the Salary.com acquisition, $1.7 million of share based compensation charges associated with FAS123R, $0.1 million of acquisition related fees, $0.7 million  of accretion associated with our variable interest entity and $3.6 million of amortization of acquired intangibles.  We also excluded the positive contribution of $3.0 million related to our legal settlement with Taleo during the quarter, as well as a $1.4 million litigation expense related to the settlement of a Salary.com legacy shareholder lawsuit.  This $1.6 million net legal benefit was recorded as a reduction in our G&A expense for the quarter.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin of 62% for the second quarter, compared to 67% in the year ago period and 63% last quarter.  The lower gross margin for the quarter was the result of the increased mix in services and other revenue.

From an operating expense perspective, non-GAAP operating expenses of $38.1 million were up from $34.7 million last quarter and $26.1 million in the year ago quarter.  The increase in expenses was driven by continued increases in sales & marketing, R&D and professional fees.

This led to non-GAAP income from operations of $6.4 million, above our guidance of $5.4 million to $5.8 million and representing a 9% non-GAAP operating margin.  Non-GAAP income from operations increased 69% compared to the year ago period.  Non-GAAP EPS was $0.18 for the second quarter of 2011, above our guidance of $0.16 to $0.17 and up 38% on a year-over-year basis.  Our EPS for the quarter was negatively impacted by $0.01 as a result of a higher share count.  Actual results included 25.8 million weighted average shares, higher than our guidance of 24.4 million shares as the result of our secondary offering.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP -- cost of revenue, $26.9 million, sales and marketing, $15.7 million, R&D, $4.8 million, and G&A, $13.2 million. For the second quarter, GAAP income from operations is $0.4 million. Net loss allocable to common shareholders is $1.6 million resulting in a $0.06 GAAP net loss per share.  The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8-k filed with the SEC.

Turning to our balance sheet, Kenexa has cash, cash equivalents and investments of $127.5 million at June 30, 2011, an increase from $19.7 million at the end of the prior quarter.  The primary driver to the increase in cash was our secondary offering, which generated approximately $92 million in net cash, including the execution of our overallotment offering.

We generated non-GAAP cash flow from operations of $16.8 million, which excluded the pay down of expenses and assumed liabilities associated with the Salary.com acquisition, the Taleo lawsuit benefit and one time fees associated with legacy Salary.com shareholder lawsuits.  We continue to expect to generate record annual cash flow from operations in the mid-$40 million range, and free cash flow in the mid-$20 million range, for the full year 2011.

During the quarter, we used approximately $1.3 million in cash to pay down long-term debt, which had a balance of $35.5 million at the end of the quarter.

Accounts receivable was $46.9 million at the end of the quarter, a decrease from $50.8 million at the end of last quarter.  DSO was 61 days at the end of the second quarter, which is good progress from 76 at the end of last quarter.

And our deferred revenue at the end of the quarter was $84.9 million, up 3% from the end of the first quarter and up 47% from the end of the second quarter of 2010.

I'd now like to turn to guidance, starting with the full year 2011.  We are once again raising our full year 2011 guidance.   We expect total non-GAAP revenue to be $279 million to $283 million, an increase compared to our previous guidance of $267 million to $273 million.  Our raised guidance also represents year-over-year growth of 42% to 44%.  On a GAAP basis, we expect total revenue to be $271 to $275 million.

We are raising our non-GAAP operating income range from $24 million to $27 million, to $27.5 million to $28.5 million.  Our targeted non-GAAP operating income reflects continued investment in our growth initiatives - which we believe is appropriate at this stage of the market and our focus on gaining share.

Assuming an effective tax rate for reporting purposes of approximately 20% and 26.5 million shares outstanding to account for our recent secondary offering, we now expect our non-GAAP net income per diluted share to be in the range of $0.77 to $0.80.

Turning to our guidance for the third quarter, we are targeting non-GAAP revenue in the range of $72 million to $74 million.  On a GAAP basis, we expect total revenue of $70.5 million to $72.5 million.

We are targeting third quarter non-GAAP operating income of $7.1 million to $7.5 million.  Assuming a 20% effective tax rate for reporting purposes and 28.0 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.19 to $0.20 for the third quarter.

In summary, we are pleased with our performance during the second quarter, and remain optimistic about the Company’s growth prospects and market opportunity.

We'd now like to turn it over to the Operator to begin the Q&A session, Roya.